Exhibit 8.1

July 25, 2014

Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215

Re:	Registration Statement on Form S-3 (Distribution Reinvestment and Share Purchase Plan)

Ladies and Gentlemen:

You have requested our opinions as to certain U.S. federal income tax matters pertaining to Glimcher Realty Trust, a Maryland real estate investment trust (“Glimcher” or the “Company”), in connection with the registration of 1,646,200 of its common shares to be offered for purchase under the Distribution Reinvestment and Share Purchase Plan (the “Plan”) pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed on July 25, 2014 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Registration Statement.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	The Registration Statement;

2.

Glimcher’s Second Amended and Restated Declaration of Trust, dated as of May 16, 2012, as amended by Articles Supplementary filed August 9, 2012 (Series H Preferred) and Articles Supplementary filed March 26, 2013 (Series I Preferred);

3.	Glimcher’s Amended and Restated Bylaws, as adopted December 7, 2007;

4.	The Limited Partnership Agreement of the Glimcher Properties Limited Partnership (the “Operating Partnership”), as adopted November 30, 1993, as amended;

5.	The Plan, as contained in the Registration Statement;

Glimcher Realty Trust

July 25, 2014

6.	The Officer’s Certificate, dated as of the date hereof, provided to us by Glimcher (the “Officer’s Certificate”); and

7.	Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this opinion letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents submitted to us are authentic original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine and each party executing each such document had the proper authority and capacity to execute each such document, (iii) all information, representations and statements contained or set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (v) Glimcher, the Operating Partnership, the taxable REIT subsidiaries (as identified in the Officer’s Certificate), the Qualified REIT Subsidiaries (as defined in the Officer’s Certificate) and the Subsidiary Partnerships (as defined in the Officer’s Certificate) at all times will be organized and operated in accordance with their organizational documents and as set forth in the Officer’s Certificate and the Registration Statement.

For purposes of rendering the opinions expressed herein, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Officer’s Certificate, including those relating to the ownership and operation of Glimcher, the Operating Partnership, the Subsidiary Partnerships, the Qualified REIT Subsidiaries and the taxable REIT subsidiaries, (ii) that each representation in the Officer’s Certificate made “to the knowledge of” or similarly qualified is correct and accurate and complete without regard to such qualification, and (iii) no action has been or will be taken by Glimcher that is inconsistent with Glimcher’s qualification as a REIT for any period prior or subsequent to the date hereof.

Based upon and subject to the foregoing, and limited by the assumptions and qualifications set forth herein, we are of the following opinions:

1.

Glimcher has qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, for each of its taxable years commencing with its taxable year ended 1994 through its most recently completed taxable year;

2.

Glimcher’s present organization, ownership, method of operation, assets and income, taking into account the consummation of the transactions contemplated in the Registration Statement, are such that the Company will so qualify for the current taxable year; and

3.

The statements contained in the Registration Statement in question 40, “What are the Federal income tax consequences of participation in the Plan?” and under the caption “United States Federal Income Taxation of the Company” fairly summarize the U.S. federal income tax law that is likely to be material to an investor of Glimcher.

Glimcher Realty Trust

July 25, 2014

The foregoing opinions are given as of the date hereof and are based on current provisions of the Code, Treasury Regulations, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling). These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. This opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Furthermore, Glimcher’s qualification as a REIT depends upon Glimcher’s ability to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review Glimcher’s compliance with these requirements for any period or on a continuing basis. Accordingly, no assurance can be given that the actual results of Glimcher’s operations for any single taxable year will satisfy any such requirements. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel in connection with the opinions rendered herein, we have relied upon the correctness of the factual representations contained in the Officer’s Certificate, and we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificate.

The opinions set forth in this opinion letter are: (i) limited to those United States federal income tax matters expressly covered herein and no opinion is to be implied in respect of any other matter, and (ii) rendered by us at the request of Glimcher solely for the benefit of Glimcher and its shareholders. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact after the date hereof that might change the opinions expressed herein.

Glimcher Realty Trust

July 25, 2014

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/ McDonald Hopkins LLC